Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Dynegy Holdings Inc.:

1.	Registration Statement (Form S-3 No. 333-66090),
2.	Registration Statement (Form S-3 No. 333-115148-01), and
3.	Registration Statement (Form S-3 No. 333-12987);

of our report dated February 26, 2009, except for the matters described in the Basis of Presentation section set forth in Note 1 related to the inclusion of Heard County in discontinued operations as further disclosed in Note 4 and the effects of the adoption of SFAS No. 160 as further disclosed in Note 5, as to which the date is September 28, 2009, with respect to the consolidated financial statements and schedule of Dynegy Holdings Inc. included in this Current Report (Form 8-K).

/s/ Ernst & Young LLP

Houston, Texas
September 28, 2009